Exhibit 99.1

GOLDFIELD ANNOUNCES SHARPLY IMPROVED FIRST QUARTER RESULTS

MELBOURNE, Florida, May 11, 2012 - The Goldfield Corporation (NYSE Amex: GV) today announced continued improved results for the three months ended March 31, 2012. The Goldfield Corporation is a leading provider of electrical construction services in the Southeast with operations throughout much of the United States. Goldfield is also engaged, to a much lesser extent, in real estate development activities on the east coast of Florida.

Revenue for the three months ended March 31, 2012 nearly doubled, increasing to $17.7 million from $8.9 million in the comparable prior year period. This increase was attributable to higher electrical construction revenue.

Because of improved results in the electrical construction segment, the Company’s operating income for the three months ended March 31, 2012 increased to $2.7 million from an operating loss of $1,000 in the same prior year period.

For the three months ended March 31, 2012, the electrical construction segment’s operating results showed significant improvement, with revenue of $17.1 million and operating income of $3.3 million, compared to revenue of $8.2 million and operating income of $328,000 in the prior year. This increase in revenue was largely attributable to an increase in demand for our electrical construction services, particularly our transmission work, as a result of our expansion efforts during 2010 and 2011. As previously announced in February of 2012, the Company’s electrical construction segment was awarded a $52.0 million transmission line construction contract as part of the Competitive Renewable Energy Zones (“CREZ”) projects. Construction of the CREZ project commenced last month, and is currently scheduled to be completed on August 31, 2013. Our results for the first quarter did not include any revenue from this project.

For the three months ended March 31, 2012, the real estate development segment had revenue of $634,000 and operating income of $124,000, compared to revenue of $766,000 and operating income of $225,000, respectively, for 2011. We currently have no condominium projects under construction, and only have one unit remaining unsold from our Pineapple House project.

Net income for the three months ended March 31, 2012 was $2.7 million, or $0.10 per share, compared to a net loss of $11,000, or ($0.00) net loss per share, in the comparable prior year period.

John H. Sottile, Goldfield’s President and Chief Executive Officer stated, “The prospects for our electrical construction business are brighter today than at any time in recent history. Our backlog at March 31, 2012 was $70.6 million, up from $6.2 million at March 31st last year.” Mr. Sottile also added, “We believe that our recent expansion into Texas and our new CREZ project will provide a good opportunity for further growth in this region.”

About Goldfield

Goldfield is a leading provider of electrical construction and maintenance services in the energy infrastructure industry throughout much of the United States. The company specializes in installing and maintaining electrical transmission lines for a wide range of electric utilities. Goldfield is also involved, to a much lesser extent, in real estate development activities on Florida’s east coast.

For additional information on our first quarter results, please refer to our Quarterly Report on Form 10-Q being filed with the Securities and Exchange Commission and visit the Company’s website at http://www.goldfieldcorp.com.

This press release includes forward-looking statements based on our current expectations. Our actual results may differ materially from what we currently expect. Factors that may affect the results of our electrical construction operations include, among others: the level of construction activities by public utilities; the timing and duration of construction projects for which we are engaged; our ability to estimate accurately with respect to fixed price construction contracts; and heightened competition in the electrical construction field, including intensification of price competition. Factors that may affect the results of our real estate development operations include, among others: the continued weakness in the Florida real estate market; the level of consumer confidence; our ability to acquire land; increases in interest rates and availability of mortgage financing to our buyers; and increases in construction and homeowner insurance and the availability of insurance. Factors that may affect the results of all of our operations include, among others: adverse weather; natural disasters; effects of climate changes; changes in generally accepted accounting principles; ability to obtain necessary permits from regulatory agencies; our ability to maintain or increase historical revenue and profit margins; general economic conditions, both nationally and in our region; adverse legislation or regulations; availability of skilled construction labor and materials, and material increases in labor and material costs; and our ability to obtain additional and/or renew financing. Other important factors which could cause our actual results to differ materially from the forward-looking statements in this press release are detailed in the Company’s Risk Factors and Management’s Discussion and Analysis of Financial Condition and Results of Operation sections of our Annual Report on Form 10-K and Goldfield’s other filings with the Securities and Exchange Commission, which are available on Goldfield’s website: http://www.goldfieldcorp.com.

For further information, please contact:

The Goldfield Corporation

Phone: (321) 724-1700

Email: investorrelations@goldfieldcorp.com

- Tables to Follow -

The Goldfield Corporation and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended March 31,
	2012	2011
Revenue
Electrical construction	$17,109,940	$8,154,530
Real estate development	633,600	765,872

Total revenue	17,743,540	8,920,402

Costs and expenses
Electrical construction	12,924,484	7,008,979
Real estate development	393,108	430,626
Selling, general and administrative	915,525	747,065
Depreciation	786,257	734,135
(Gain) loss on sale of assets	(10,565)	714

Total costs and expenses	15,008,809	8,921,519

Total operating income (loss)	2,734,731	(1,117)

Other (expenses) income, net
Interest income	6,004	6,634
Interest expense	(48,253)	(27,002)
Other income, net	9,067	20,381

Total other (expenses) income, net	(33,182)	13

Income (loss) from continuing operations before income taxes	2,701,549	(1,104)

Income tax provision	51,232	10,156

Net income (loss)	$2,650,317	$(11,260)

Income (loss) per share of common stock - basic and diluted	$0.10	$(0.00)

Weighted average shares outstanding - basic and diluted	25,451,354	25,451,354

The Goldfield Corporation and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited)

	March 31, 2012	December 31, 2011
ASSETS
Current assets
Cash and cash equivalents	$1,886,171	$3,319,824
Accounts receivable and accrued billings, net	11,730,864	8,991,109
Real estate inventory	161,854	346,829
Costs and estimated earnings in excess of billings on uncompleted contracts	2,887,821	946,525
Residential properties under construction	145,786	222,818
Prepaid expenses	1,624,932	399,458
Other current assets	116,441	188,033

Total current assets	18,553,869	14,414,596

Property, buildings and equipment, at cost, net	13,088,713	10,481,705
Notes receivable, less current portion	185,739	196,632
Deferred charges and other assets	1,626,404	1,518,004

Total assets	$33,454,725	$26,610,937

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities	$7,294,686	$3,639,919
Current portion of notes payable	2,791,366	1,791,429
Other current liabilities	507,643	934,714

Total current liabilities	10,593,695	6,366,062
Other accrued liabilities	3,989	1,595
Notes payable, less current portion	4,874,524	4,911,080

Total liabilities	15,472,208	11,278,737

Commitments and contingencies
Stockholders’ equity
Common stock	2,781,377	2,781,377
Capital surplus	18,481,683	18,481,683
Accumulated deficit	(1,972,356)	(4,622,673)
Common stock in treasury, at cost	(1,308,187)	(1,308,187)

Total stockholders’ equity	17,982,517	15,332,200

Total liabilities and stockholders’ equity	$33,454,725	$26,610,937